Exhibit 21.1

LIST OF SUBSIDIARIES OF CABELA’S INCORPORATED

Name of Subsidiary	Jurisdiction of Organization
Cabela’s Catalog, Inc.	Nebraska
Cabela’s Hong Kong, Limited	Hong Kong SAR
Cabela’s Retail Canada, Inc.	Nova Scotia
Cabela’s Marketing and Brand Management, Inc.	Nebraska
Cabela’s Ventures, Inc.	Nebraska
Cabela’s Wholesale, Inc.	Nebraska
Cabelas.com, Inc.	Nebraska
Cabela’s Retail, Inc.	Nebraska
Cabela’s Retail GP, LLC	Nebraska
Cabela’s Retail IL, Inc.	Illinois
Cabela’s Retail LA, LLC	Nebraska
Cabela’s Retail MO, LLC	Nebraska
Cabela’s Retail TX, L.P.	Nebraska
CRLP, LLC	Nebraska
Wild Wings, LLC	Minnesota
Van Dyke Supply Company, Inc.	South Dakota
Original Creations, LLC	Minnesota
Legacy Trading Company	South Dakota
Cabela’s Outdoor Adventures, Inc.	Nebraska
Cabela’s Trophy Properties, LLC	Nebraska
World’s Foremost Bank	Nebraska
WFB Funding Corporation	Nebraska
WFB Funding, LLC	Nebraska
WFB TI Funding I Corporation	Nebraska
WFB TI Funding, LLC	Nebraska
Cabela’s Lodging, LLC	Nebraska

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